                                     REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                                        COMPUTATION OF EARNINGS PER COMMON SHARE
                                                        UNAUDITED
                                          (In thousands except per share data)


                                                                Six Months Ended        Three Months Ended
                                                                    June 30,                  June 30,
                                                              ----------------------    ----------------------
                                                                1999          1998         1999         1998
                                                              ---------    ---------    ---------    ---------
Basic earnings:
   Net income                                                 $ 189,628    $ 236,311    $ 143,126    $ 118,837
   Less preferred stock dividends                               (12,731)     (13,175)      (6,355)      (6,573)
   Less dividends on restricted stock plan shares                  (574)      (1,747)        (225)        (882)
                                                              ---------    ---------    ---------    ---------
   Net income applicable to common stock - basic              $ 176,323    $ 221,389    $ 136,546    $ 111,382
                                                              =========    =========    =========    =========

Average common shares outstanding - excluding restricted
   stock plan shares                                            102,929      104,795      102,541      104,691
                                                              =========    =========    =========    =========

Basic earnings per common share                               $    1.71    $    2.11    $    1.33    $    1.06
                                                              =========    =========    =========    =========

Diluted earnings:
   Net income applicable to common stock - basic              $ 176,323    $ 221,389    $ 136,546    $ 111,382
   Dividend adjustment on restricted stock plan
      shares to reflect shares assumed issued                       457          883          123          470
                                                              ---------    ---------    ---------    ---------
   Net income applicable to common stock - diluted            $ 176,780    $ 222,272    $ 136,669    $ 111,852
                                                              =========    =========    =========    =========

Shares:
   Average common shares outstanding - excluding
      restricted stock plan shares                              102,929      104,795      102,541      104,691
   Net shares assumed issued under compensation stock plans       1,576        1,816        1,489        1,883
   Shares assumed issued on exercise of stock options                59           83           56           78
                                                              ---------    ---------    ---------    ---------

Average common shares outstanding                               104,564      106,694      104,086      106,652
                                                              =========    =========    =========    =========

Diluted earnings per common share                             $    1.69    $    2.08    $    1.31    $    1.05
                                                              =========    =========    =========    =========